Filed pursuant to Rule 424(b)(3)

File No. 333-237941

Bow River Capital Evergreen Fund

Class I Shares	Class II Shares

March 10, 2022

Supplement to the Prospectus,

dated July 31, 2021

Effective immediately, purchase timing disclosures are replaced with the following:

The Fund’s Shares are generally offered for purchase once per month at the NAV per Share as of the last business day of such month, except that Shares may be offered more or less frequently as determined by the Board in its sole discretion.

Please retain this Supplement for future reference.